Exhibit 99.1

Contacts:	Michael J. Friesema
Vice President – Corporate Development
(303) 649-1900
mfriesema@penx.com

PENFORD REPORTS SECOND QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

•	Net earnings improved to $0.10 per diluted share from a loss of $0.03 last year.

•	Second quarter sales increased 3.3% to $89.0 million from last year.

•	Operating income expanded by more than 50% to $2.5 million.

CENTENNIAL, CO, April 5, 2013 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for industrial and food applications, today reported second quarter and year-to-date fiscal year 2013 results.

For the second quarter ended February 28, 2013 consolidated sales increased 3.3% to $89.0 million from $86.2 million a year ago.

The Company reported second quarter net income of $1.2 million, or $0.10 per diluted share, compared with a net loss of $0.3 million or $0.03 per diluted share last year.

Consolidated sales for the first half of fiscal 2013 rose to $183.9 million and operating income increased to $6.6 million. The Company reported net income for this period of $2.9 million, or $0.23 per diluted share, compared with net income of $0.3 million, or $0.02 per diluted share, for the preceding year.

A table summarizing quarterly and year-to-date financial results is shown below:

Penford Corporation – Financial Highlights

	Three Months Ended			Six Months Ended
(In thousands)	February 28, 2013	February 29, 2012	Incr. (Decr)	February 28, 2013	February 29, 2012	Incr. (Decr)
Food Ingredients Division:
Sales	$26,604	$24,904	7%	$54,258	$50,828	7%
Gross margin	8,128	7,626	7%	16,232	15,848	2%
Operating income	5,535	5,247	5%	10,891	11,206	(3)%
Depreciation and amortization	547	498		1,032	1,003

Industrial Ingredients Division:
Sales	$62,433	$61,284	2%	$129,639	$126,106	3%
Gross margin	2,873	1,775	62%	8,027	5,361	50%
Operating income (loss)	(452)	(985)	54%	936	(242)	487%
Depreciation and amortization	2,791	2,697		5,604	5,326

Consolidated:
Sales	$89,037	$86,188	3%	$183,896	$176,934	4%
Gross margin	11,002	9,401	17%	24,259	21,209	14%
Operating income	2,530	1,650	53%	6,550	6,009	9%
Net income	1,191	(340)		2,897	252
Depreciation and amortization	3,421	3,574		6,803	7,086

Highlights for the quarter are as follows:

Food Ingredients Division

•	Second quarter revenue grew 7% to $26.6 million on double-digit growth in sales of gluten-free, dairy and soups/sauces/gravies products.

•	Gross margin rose 7% in the quarter to $8.1 million and operating income increased 5% to $5.5 million, primarily from revenue and volume gains.

Industrial Ingredients Division

•

Revenue for the second quarter grew by a modest 2% to $62.4 million on double-digit growth in industrial corn starch sales as well as sales generated by the Carolina Starches business acquired in January 2012. Revenue gains were partially offset by lower ethanol sales, down 25% as the Industrial segment shifted production to more attractive starch products.

•	Gross margin improved 62% to $2.9 million on industrial corn starch volume gains, improved unit pricing and contributions from Carolina Starches.

•

Loss from operations narrowed in the second quarter of fiscal 2013 to $0.5 million from $1.0 million in the prior year. Margin expansion was partially offset by increased operating expenses from the Carolina Starches business and additions to the Industrial division’s commercial resources.

Consolidated Results

•

Interest expense declined by 60% to $1.0 million in the second quarter of fiscal 2013, reflecting lower borrowing costs due to the redemption of the Company’s Series A 15% Preferred Stock in the second half of fiscal 2012. Year-to-date interest expense decreased 57% to $2.1 million from $4.8 million in the prior year.

•

The Company’s effective tax rate for the first half of fiscal 2013 was 34% compared to 82% in fiscal 2012. This decrease is attributable to the redemption of the Company’s preferred stock. Dividends and discount accretion on the preferred stock which were reported as interest expense were not deductible for tax purposes.

Conference Call

Penford will host a conference call to discuss fiscal 2013 second quarter results today, April 5, 2013 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on April 5, 2013, please phone 1-877-407-9205 at 7:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

# # #

CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three months ended		Six months ended
(In thousands except per share data)	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	(unaudited)

Consolidated Results
Sales	$89,037	$86,188	$183,896	$176,934
Income from operations	$2,530	$1,650	$6,550	$6,009
Net income (loss)	$1,191	$(340)	$2,897	$252
Earnings (loss) per share, diluted	$0.10	$(0.03)	$0.23	$0.02

Cash Flows
Cash flow provided by (used in):
Operating activities	$(3,788)	$(3,146)	$2,459	$9,036
Investing activities	(1,565)	(11,928)	(4,990)
				(14,375)
Financing activities	5,382	15,405	2,527	5,653

Increase (decrease) in cash	$29	$331	$(4)	$314

Balance Sheets
	February 28, 2013	August 31, 2012
	(unaudited)
Current assets	$97,370	$91,965
Property, plant and equipment, net	110,948	113,191
Other assets	29,196	31,023

Total assets	237,514	236,179

Current liabilities	32,413	36,138
Long-term debt	85,293	84,004
Other liabilities	48,496	47,187
Shareholders’ equity	71,312	68,850

Total liabilities and equity	$237,514	$236,179

Penford Corporation

Consolidated Statements of Operations

	Three months ended		Six months ended
(In thousands, except per share data)	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	(unaudited)
Sales	$89,037	$86,188	$183,896	$176,934
Cost of sales	78,036	76,787	159,637	155,725

Gross margin	11,001	9,401	24,259	21,209
Operating expenses	7,171	6,434	14,944	12,543
Research and development expenses	1,300	1,317	2,765	2,657

Income from operations	2,530	1,650	6,550	6,009
Interest expense	(983)	(2,430)	(2,064)	(4,827)
Other non-operating income (expense), net	84	216	(79)	236

Income (loss) before income taxes	1,631	(564)	4,407	1,418
Income tax expense (benefit)	440	(224)	1,510	1,166

Net income (loss)	$1,191	$(340)	$2,897	$252

Weighted average common shares and equivalents outstanding, diluted	12,503	12,300	12,439	12,327
Earnings (loss) per common share, diluted	$0.10	$(0.03)	$0.23	$0.02

4